UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  September 13, 2010

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 13, 2010, InfoLogix, Inc. (the “Company”) and its subsidiaries (collectively, the “Borrowers”) borrowed $500,000 (the “Discretionary Credit”) from Hercules Technology Growth Capital, Inc. (“Hercules”) under its revolving credit facility pursuant to the Amended and Restated Loan and Security Agreement dated November 20, 2009, as amended by Amendment No. 1 dated February 19, 2010, Amendment No. 2 dated April 6, 2010, and Amendment No. 3 dated June 25, 2010 (as amended, the “Loan Agreement”) with Hercules.  The Discretionary Credit will be treated as an overadvance under the Loan Agreement and is repayable on demand and otherwise on the terms applicable to and at the interest rate charged on overadvances provided for in the Loan Agreement, which terms have not been modified for this borrowing, although the parties expect to enter into amendments to the Loan Agreement to convert this overadvance into a note convertible into shares of the Company’s common stock.  It is expected that the convertible note would bear interest at a rate of 10% per annum, payable in cash or in kind, at Hercules’s option, plus an additional 8% per annum paid in kind, and the principal would be due and payable 12 months after issuance of the note.  The Loan Agreement is described more fully in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2010, filed with Securities and Exchange Commission on August 16, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: September 16, 2010	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer